Exhibit 10.1

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT/CONTRACT DENIED

COMPROMISE WAIVER AGREEMENT

AGREEMENT DATED 2 June 2025 between:

(1)	Perrigo Corporation DAC whose registered address is at The Sharp Building, Hogan Place, Dublin 2 (the Company); and

(2)	Ronald Janish [Intentionally Omitted] (the Employee)

COLLECTIVELY: the Parties

WHEREAS:

(A)	The Employee has been employed by the Company since 02 June 2003, pursuant to the 3 March 2023 Agreement (the Employment).

(B)	The Employment will terminate by reason of termination of fixed term employment agreement on 31 August 2025 (the Termination Date).

(C)

Pursuant to the discussions between the Company and the Employee regarding the termination of the Employment, this Compromise Waiver Agreement (the Agreement) sets out the terms on which the Parties have agreed to settle all outstanding claims which the Employee has or may have against the Company or any Group Company or its/their respective directors, officers, employees or shareholders arising out of or in connection with or as a consequence of the Employment and/or its termination.

(D)

The Company is entering into this Agreement for itself and as agent for any Group Company and is duly authorised to do so. The Parties intend that each Group Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on the Company.

IT IS AGREED as follows:

1	DEFINITIONS

1.1

Confidential Information means information in whatever form relating to the business products, affairs or finances of the Company and all Group Companies for the time-being confidential and trade secrets including technical data and know how belonging to the Company and all Group Companies or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that the Employee created, developed, received or obtained in connection with the Employment, whether or not such information is marked ‘confidential’;

1.2	Contract means the contract of employment between the Company and the Employee dated 3 March 2023.

1.3

Group Company means a company which is, directly or indirectly, a Subsidiary or Holding Company of the Company or any direct or indirect Subsidiary of such Holding Company from time to time (and for this purpose Subsidiary and Holding Company have the meanings given to them respectively in sections 7 and 8 of the Companies Act 2014) and Group shall be interpreted accordingly.

1.4	Termination Payment has the meaning assigned to it in clause 3.1 of this Agreement.

2	TERMINATION OF EMPLOYMENT

2.1	The Parties confirm that the Employee’s employment with the Company will terminate by way of ending the 3 March 2023 employment agreement, “Fixed Term Employment Agreement” on the Termination Date.

2.2

The Company shall pay normal remuneration and benefits to the Employee up to and including the Termination Date less tax, employee pay-related social insurance (PRSI) and Universal Social Charge (USC) and any deductions required by law.

2.3

The Parties confirm, subject to the provisions of clause 2.4 and its subparts, that the Employee will remain employed by the Company and continue to perform his normal duties and remain bound by his employment obligations until the Termination Date. Employee will provide transition of duties and other service until 15 July 2025, at which time he will be on Garden Leave until the Termination Date.

2.4

After the Termination Date, the Employee will be relocated to the U.S. consistent with the terms of the International Relocation Guidelines, including being provided a lump sum of €20,000, net which is made up of a miscellaneous lump sum, airline tickets for he and his spouse, and return transport of household goods.

2.4.1

Upon relocation to the U.S., Employee will transition either in his current role or in an advisory role, at the same salary regardless of the role, until his separation from employment in the U.S. on or about 30 September 2025 per the terms of a U.S. offer letter.

2.4.2

Upon relocation to the U.S., Employee will make himself generally available as needed for any additional transition of duties remotely, but understands and agrees that he will travel if necessary and come into a Perrigo office/location if needed.

2.5	Employee will be provided with Company paid tax preparation for 2025 and 2026 tax years.

2.6

The Employee shall execute on or just after the Termination Date the Reaffirmation Letter at Schedule 1 and obtain his legal adviser’s advice and confirmation of the same in accordance with the terms of that Reaffirmation Letter. The Employee shall deliver the signed Reaffirmation Letter to the Company within 7 days of the Termination Date.

3	TERMINATION PAYMENT

3.1

Subject to clause 3.2, within 45 days of the Termination Date or the date of signing of this Agreement, whichever is the later, the Company will pay to the Employee the sum of €2,557,640.76 (Euro) (gross), subject to any and all lawful deductions as stated below, (the Termination Payment) which comprises the following:

3.1.1	Statutory redundancy payment €37,678.85 (net)

3.1.2	Accrued but untaken holiday pay 17.5 days €39,475.96 (gross)

3.1.3	Ex gratia termination payment €2,419,312.50 (gross)

3.1.4	Payment of USD $65,000/€61,173.45 net for allowance in lieu of pension for 2025.

3.2	The payment of the Termination Payment shall be strictly conditional upon:

3.2.1	receipt by the Company of the original copy of this Agreement signed by the Employee.

3.2.2	the Employee having taken all steps necessary to resign from any directorship or other offices in accordance with clause 14;

3.2.3	execution of the Reaffirmation Agreement at Schedule 1 to this Agreement; and

3.3

The Parties agree that the Company’s total liability for the payment of a Termination Payment under this Agreement shall not exceed the sum of €2,557,640.76 total of 3.1.2, 3.1.3 (gross) and 3.1.1, 3.1.4 (net) in any circumstances. For the avoidance of doubt, save as set out in this Agreement, no further or other sum shall be payable to the Employee or cost incurred by the Company in respect of any notice period, expenses, fees, commission, bonus or in respect of any other item or matter in connection with the Employment and its termination.

3.4

As approved by the Perrigo Company PLC’s Talent & Compensation Committee on February 18, 2025, Employee will receive a discretionary Long-Term Incentive Plan grant in June 2025 in the amount of $850,000 consistent with the terms of the Perrigo Company PLC 2019 Long-Term Incentive Plan (“LTI Plan”).

4	REFERENCE AND ANNOUNCEMENTS

4.1	The Company will, if requested within 6 years of the Termination Date, provide any potential employer with a written statement of employment in accordance with Company policy.

4.2	The Company and Employee will work together to draft the internal and external announcements regarding Employee’s separation from the Company, and where possible reach agreement on same.

5	CONTRIBUTION TO COSTS

5.1

Subject to (i) this Agreement being dated and signed by the Parties and becoming a binding agreement; and (ii) the Adviser’s compliance with clause 5.2 below), the Company agrees to make a contribution to the Employee’s costs incurred in taking legal advice on the terms of this Agreement and the termination of his employment in the sum of €10,000 (exclusive of VAT).

5.2	In order to ensure that payment is made to the Adviser under this clause 5, the following steps must be taken by the Adviser:

5.2.1	Once the Employee has signed the Agreement, the Adviser should send an invoice to the Company electronically; and

5.2.2

The invoice must be (i) addressed to the Employee; (ii) marked payable by the Company; (iii) itemise the fees and disbursements incurred; (iv) confirm that the fees were incurred solely in advising the Employee in relation to the contents and effect of this Agreement; and (v) contain the Adviser firm’s bank account and sort code details.

5.3	Payment will be made directly into the Adviser’s bank accounts within 45 days of receiving the invoice from the Adviser in accordance with clause 5.2.

6	OTHER ARRANGEMENTS

6.1	The Company agrees to provide outplacement services to Employee in the U.S. through Right Management.

7	TAXATION

7.1

The Termination Payment and any other sums referred to in this Agreement (other than the statutory redundancy payment and the payment provide for at 3.1.4) are gross and are subject to such deductions as may be required by law. The Company will provide Employee with the Tax Assist Benefit for the Termination Payment and other sums referred to in this Agreement (other than the statutory redundancy payment) per the terms of the Fixed Term Employment Agreement.

7.2

The ex gratia termination payment at clause 3.1.3 will be paid to the Employee in a tax efficient manner, as permitted by law and best practice, provided that doing so shall not expose the Company to any additional liability or extra cost and that, in the event of any dispute between the Employee and the Company regarding the tax treatment, the ultimate decision lies with the Company.

7.3

The Employee represents not to be in receipt of any tax relieved termination payment in relation to this or any other previous employment with the Company or any other employer. In the event that this representation is untrue, and the Company is subject to a tax liability including, income tax, USC, PRSI contributions, levies, interest and/or penalties (Excess Tax) on foot of such a representation, the Employee undertakes, at the written request of the Company, to immediately pay to it an amount equal to the Excess Tax.

8	WAIVER AND DISCHARGE

8.1

The Employee agrees to accept the Termination Payment and the other arrangements referred to in this Agreement in full and final settlement, satisfaction, release, waiver and discharge of any and all rights, disputes or claims in all jurisdictions which the Employee has or may have at the date of this whether known or not against the Company, any Group Company or against any of its or their respective former or existing directors, officers, employees or shareholders (whether in a corporate or personal capacity) arising directly or indirectly in connection with or as a consequence of the Employee’s employment and/or its termination of directorship(s) or resignation(s) therefrom or the Employee’s non-employment howsoever arising whether under contract (including any entitlement to bonus or expenses), common law, equity, tort (including any claim for personal injury and/or defamation), statute, statutory instrument or any treaty, regulation or directive of the European Union, save to enforce his rights under this Agreement, including but not limited to claims under:

8.1.1	Adoptive Leave Acts 1995 and 2005;

8.1.2	Carer’s Leave Act 2001;

8.1.3	Criminal Justice Act 2011;

8.1.4	Data Protection Act 2018;

8.1.5	Employment Equality Acts 1998 to 2021;

8.1.6	Employment (Miscellaneous Provisions) Act 2018;

8.1.7	Employment Permit Acts 2003 to 2020;

8.1.8	European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003 to 2014;

8.1.9	Freedom of Information Act 2014;

8.1.10	Industrial Relations Acts 1946 to 2019;

8.1.11	Maternity Protection Acts 1994 to 2022;

8.1.12	Minimum Notice and Terms of Employment Acts 1973 to 2005;

8.1.13	National Minimum Wage Acts 2000 and 2015;

8.1.14	Organisation of Working Time Act 1997;

8.1.15	Paternity Leave and Benefit Act 2016;

8.1.16	Parental Leave Acts 1998 to 2023;

8.1.17	Parent’s Leave and Benefit Act 2019;

8.1.18	Family Leave and Miscellaneous Provisions Act 2021.

8.1.19	Payment of Wages Act 1991;

8.1.20	Payment of Wages (Amendment) (Tips and Gratuities) Act 2022

8.1.21	Pensions Acts 1990 to 2018;

8.1.22	Protection of Employees (Fixed-Term Work) Act 2003;

8.1.23	Protection of Employees (Part Time Work) Act 2001;

8.1.24	Protection of Employment Acts 1977 to 2014;

8.1.25	Protection of Employees (Temporary Agency Work) Act 2012;

8.1.26	Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007;

8.1.27	Protection of Young Persons (Employment) Act 1996;

8.1.28	Protected Disclosures Act 2014 (as amended);

8.1.29	Redundancy Payments Acts 1967 to 2022;

8.1.30	Safety, Health and Welfare at Work Acts 2005 to 2014;

8.1.31	Sick Leave Act 2022;

8.1.32	Terms of Employment (Information) Acts 1994 to 2014;

8.1.33	Unfair Dismissals Acts 1977 to 2015;

8.1.34	Work Life Balance and Miscellaneous Provisions Act 2023;

8.1.35	Workplace Relations Act 2015; and

8.1.36	All other legislation relating to employment and its termination;

or pursuant to any amendment of any of the foregoing statutory provisions or otherwise or at common law.

8.2

The Employee agrees to discontinue and/or refrain from commencing or pursuing any complaint, action, proceedings or claim of any nature whatsoever against the Company, any Group Company or its or their respective present and former officers, shareholders, agents and employees in relation to the Employee’s employment and its termination. In the event that the Employee commences or continues any complaint, action, proceedings or claim of any nature against the Company or any Group Company in breach of this Agreement, the Employee shall indemnify the Company or the relevant Group Company in respect of its legal costs of defending any such complaint, action, proceedings or claim (including reasonable legal and professional fees and disbursements together with VAT thereon) and any award or judgment and such part of the payments made under clause 3 equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Company or the relevant Group Company as a debt. Exercise of this provision shall be without prejudice to any other rights and remedies which the Company or any Group Company may have against the Employee.

8.3

The Employee accepts that the Company (for itself and on behalf of all Group Companies) is entering into and is discharging its obligations under this Agreement in reliance upon the warranties and representations provided by the Employee in this Agreement, including (without limitation) those in clause 10 below. If any of the warranties or representations are untrue, the Employee shall not be entitled to receive any payment or benefit under this Agreement and, where a payment under this Agreement has been made, shall cease to be entitled to retain the payment and shall therefore be obliged to immediately return the payment to the Company.

8.4

The Employee acknowledges that, subject to the Company making the payments and providing the benefits referred to in this Agreement, it would not be just and equitable for him to receive any further compensation arising out of his employment or its termination or any other matter dealt with in this Agreement.

8.5

For its part, the Company confirms that there are no circumstances that would give rise to any claims against the Employee by the Company, any Group Company, or by any of its or their respective former or existing directors, officers, employees or shareholders (whether in a corporate or personal capacity) as far as any of the foregoing is aware as of the date of this Agreement.

9	INDEPENDENT LEGAL ADVICE

9.1	The Employee warrants that the Termination Payment is adequate consideration for the discharge of the Employee’s rights herein.

9.2	The Employee further warrants that he has taken financial advice from KPMG on the available tax options in respect of the Termination Payment.

9.3

The Employee warrants that he has signed this Agreement having full knowledge of the Employee’s legal rights and having taken independent legal advice from Kevin Langford, Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380 (the Adviser) as to the terms and effect of this Agreement and, in particular, its effect on the Employee’s ability to pursue his rights to bring a claim or claims before the District Court, Circuit Court, Labour Court, High Court, Supreme Court, the Workplace Relations Commission or any other court or tribunal against the Company or any Group Company and/or any of their shareholders, directors or employees.

9.4

The Employee further warrants that he has given the Adviser all relevant information to allow the Adviser to fully advise the Employee of her rights, obligations, claims and potential claims against the Company or any Group Company and/or their directors and employees.

9.5	The Employee warrants that he has entered into this Agreement without any coercion of any description.

9.6	The Employee further warrants that the Adviser is a solicitor qualified in Ireland holding a current practising certificate.

10	EMPLOYEE WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGEMENTS

10.1	The Employee acknowledges that the Termination Payment and the other terms of this Agreement have been agreed by the Company without any admission of liability on its part whatsoever.

10.2

The Employee warrants that they are not aware of any facts or circumstances which might give rise to any claim by the Employee against the Company, or any Group Company including a personal injury claim or claim in respect of accrued pension rights, other than those claims that the Employee or the Adviser on the Employee’s behalf expressly raised in open correspondence with the Company or the Company’s adviser acting on its behalf. This Agreement does not impact Employee’s accrued rights under the U.S. 401K Profit Sharing Plan or Qualified Deferred Compensation Plan or the LTI Plan, consistent with the terms and conditions of those plans.

10.3	The Employee warrants as a strict condition of this Agreement and represents to the Company that they:

10.3.1

have not retained and will not retain any Confidential Information, software or computer programs, documents or copies (electronic or otherwise) which belong to the Company or any Group Company or to which any such company is entitled.

10.3.2

have not commenced any action or issued any proceedings against the Company, and Group Company or any of their respective present or former officers, employees, agents or shareholders and will not commence any action or issue any such proceedings save to enforce Employee’s rights under this Agreement.

10.4

The Employee acknowledges that any terms contained in the Contract and expressed to survive the termination of the Employment shall continue, including without limitation any post-termination restrictions in relation to confidentiality, competing with the business and soliciting employees of the Company or any Group Company.

11	CONFIDENTIALITY AND RELATED MATTERS

11.1

The Employee and the Company undertakes to keep confidential (i) the circumstances surrounding the ending of the fixed term employment agreement; and (ii) the negotiations leading up to this Agreement, and will not disclose any of these matters to anyone other than:

11.1.1	their professional advisers for the purpose of obtaining appropriate professional advice

11.1.2	at the request of a properly authorised government agency, including but not limited to the Revenue Commissioners;

11.1.3	their immediate family, providing that they similarly agree to maintain the confidentiality of the negotiations of this Agreement;

11.1.4	under the order of a court of competent jurisdiction other than in the course of his employment; or

11.1.5	as may be required by law or authorised by the Company.

11.2

The Employee and the Company will use their best endeavours to prevent disclosure of the matters referred to in clauses 11.1.1 and 11.1.3 by any other person or organisation referred to in these clauses.

11.3

The Employee acknowledges and agrees that their express and implied duties relating to Confidential Information continue after the Termination Date. The Employee further undertakes not to reveal to anyone or use for the Employee’s own, or for any other person or organisation’s benefit, whether directly or indirectly, any trade secrets or Confidential Information relating to the business of the Company or any Group Company, except as authorised or required by law or as authorised by the Company.

11.4

The Employee warrants that, prior to the date of this Agreement, they have not, save legitimately in the course of their employment, revealed to anyone or used for the Employee’s own, or for any other person or organisation’s benefit, whether directly or indirectly, any trade secrets or Confidential Information.

11.5	In addition to the undertakings given by the Employee in this clause 11, the Employee agrees that they will continue to be bound by the confidentiality provisions in clause 14 of the Contract.

11.6

The Employee will not at any time, directly or indirectly, make or publish any statement concerning the Company, any Group Company or any of their respective present or former officers, shareholders, employees or agents which is adverse, detrimental, disparaging or derogatory (whether or not the statement is true and whether verbally, in writing or electronically, including over the Internet) or do anything in relation to the Company, any Group Company or their respective officers, employees, agents or shareholders which might be expected to damage or lower their respective reputations. The Company agrees that the current Executive Leadership Team Members, including the CEO, will not at any time during their employment, directly or indirectly, make or publish any statement concerning the Employee which is adverse, detrimental, disparaging or derogatory (whether or not the statement is true and whether verbally, in writing, or electronically, including over the Internet) or do anything in relation to the Employee that might be expected to damage or lower his reputation.

11.7

Nothing in this clause 11 shall prevent the Employee from disclosing information which he is entitled to disclose under the Protected Disclosures Acts 2014, provided that the disclosure is made in accordance with the provisions of that Act and the Employee has complied with the Company’s policy from time to time in force regarding such disclosures. The Employee confirms that he has nothing to disclose at the date of signing this Agreement under the Protected Disclosures Act 2014 (as amended).

12

The Company, and Group Companies shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment or non-employment service as a director or officer, as applicable, in the same amount and to the same extent as the Company and any Group Company cover their other officers and directors. This obligation shall survive the termination of the Employee’s employment with the Company, and Group Company. If any proceeding is brought or threatened against the Employee pursuant to the foregoing, the Employee shall notify the Company promptly in writing of the institution of such proceeding and the Company, and Group Companies shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company, and Group Companies and Employee such that it is not legally practicable for the Company, and Group Companies to assume Employee’s defense, Employee shall be entitled to retain separate counsel reasonably acceptable to the Company, and Group Companies and the Company, and Group Companies shall assume the obligation for, and shall make direct payment of all reasonable fees and expenses to, such counsel.

13	BENEFITS

13.1

For the avoidance of doubt, the Company will cease making contributions to any disability, death in service benefit and life insurance schemes for and in respect of the Employee on the Termination Date and the Employee’s entitlements under such schemes, if any, terminate as of the Termination Date save for any accrued rights.

13.2

The Company will comply with the terms of the Perrigo Long-Term Incentive Plans (“LTI”) and relevant grant agreements. For avoidance of doubt, this means that with Employee’s end date occurring after 15 April 2025, the Employee’s unvested equity awards outstanding under the Company’s LTI Plan at the Termination Date will vest or continue to vest in each case in accordance with and subject to the terms of the LTI Plan, Section 12, and Employee meets the definition of “Retirement” per Section 2 (kk).

13.3

The Employee acknowledges that, except as set out in this Agreement, there are no sums owed to him by the Company or any Group Company including any payments under any insurance policy, bonus, incentive, equity, profit-sharing, commission, share option, carried interest or similar scheme or arrangement and that neither the Company nor any Group Company is, nor the trustees of any such scheme or arrangement are, or shall be liable to make any payment or provide the Employee or an dependants of the Employee with shares, options, rights (contingent or otherwise) or benefits under any such scheme.

14	RESIGNATION FROM OFFICES

14.1

The Employee hereby agrees to resign from all directorships with the Company and any Group Company (and all other directorships, offices, and trusteeships held in connection with the Employment) with effect no later than 28 August 2025.

14.2

The Employee undertakes to take all steps necessary to give full effect to such resignation(s) and hereafter agrees not to conduct or represent himself as an officer of the Company or any Group Company.

14.3

The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of this clause.

14.4	The Employee acknowledges that no additional compensation is due for such loss of office(s).

15	RETURN OF COMPANY PROPERTY

15.1	The Employee confirms that the Employee has not taken unauthorised copies of any papers or documents or information in any form.

15.2

The Employee warrants that any data or other information belonging or relating to the Company or any Group Company and stored on the Employee’s personal or home computer or other equipment of which the Employee has access has been permanently deleted.

16	CO-OPERATION AFTER EMPLOYMENT

16.1

The Employee agrees that he will, if requested to do so, promptly provide the Company and any Group Company with all reasonable cooperation, information and assistance in connection with (i) any queries that arise relating to his role and employment duties at any time following the Termination Date; and (ii) any investigations that may in the future be conducted by any governmental, regulatory or self-regulatory authority; and/or (iii) any threatened or actual litigation or proceedings in respect of which the Company or its legal advisors reasonably believes that the Employee may be able to provide assistance. The Company shall work with Employee to schedule such assistance at mutually agreeable times and will make reasonable efforts to schedule around the needs of the Employee.

16.2

The Company shall reimburse any reasonable and necessary travel which might be requested by Company and all reasonable vouched living expenses, including, but not limited to, meals and lodging, incurred by Employee when associated with the rendering of services at locations away from his residence as a consequence of complying with Employee’s obligations under this clause 16.

17	GENERAL

17.1	The headings in this Agreement are for convenience only and do not affect its interpretation.

17.2	Unless the context otherwise requires, words denoting the singular include the plural and words denoting the masculine include the feminine and vice versa.

17.3	Any reference to a statutory provision includes all re-enactments and amendments of it; and the provisions of any regulations, orders or other delegated legislation made under it.

17.4

If any provision in this Agreement shall be determined to be void or unenforceable in whole or in part for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions or parts thereof. Such void or unenforceable provision shall be deemed to be severable from any other provisions or parts thereof contained and/or effect shall be given to the provision in such reduced form as may be decided by a court of competent jurisdiction.

17.5

This Agreement contains the entire agreement between the Parties relating to its subject matter. All previous agreements, understandings and representations (whether written or oral) between the Parties are superseded by this Agreement.

17.6	Once signed by each of the Parties this Agreement will be enforceable and may be adduced in evidence notwithstanding that it is headed “without prejudice and subject to contract”.

17.7	This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original and all the other counterparts together shall constitute one and the same instrument.

17.8	This Agreement has been entered into on the date stated at the beginning of it.

17.9	This Agreement is governed by Irish law and the Parties agree to submit to the exclusive jurisdiction of the Courts of Ireland in relation to any dispute or difference arising out of it.

SIGNED by RONALD JANISH

/s/ Ronald Janish

In the presence of

Signature of Witness /s/ Lyndsey Chmiel

Name of Witness ______________________

Address of Witness ______________________

Occupation of Witness Chief of Staff and Head of Enterprise Strategy

SIGNED by and on behalf of PERRIGO CORPORATION DAC

By Robert Willis, Chief Human Resources Officer

/s/ Robert Willis

SCHEDULE 1

FORM OF RE-AFFIRMATION LETTER

Perrigo Corporation DAC

The Sharp Building,

Hogan Place,

Dublin 2

[date]

Dear Sirs

Reaffirmation Letter

1.1

I refer to the Compromise Waiver Agreement dated 2 June 2025 (the Agreement) between myself and Perrigo Corporation DAC (the Company) and I have signed and delivered this Reaffirmation Letter in accordance with my obligations under clause 2 of the Agreement.

1.2

By this Reaffirmation Letter, I write to confirm and warrant that during the period between the date of the Agreement and the Termination Date (as defined in the Agreement) no causes of action against the Company or any Group Company arose, and that I am not aware of any claims that I may have (whether at the time of the Termination Date or in the future) arising out of or pursuant to or connected with my employment or its termination or otherwise, whether contractual, statutory or otherwise, nor any facts or circumstances, that may give rise to such claims, other than those covered by clause 8 of the Agreement.

1.3

To the extent that I do in fact have any claims against the Company or any Group Company, I acknowledge and agree that the terms of the Agreement which includes this Reaffirmation Letter were offered by the Company without any admission of liability on the part of the Company or any Group Company and are in full and final settlement of all and any claims or rights of action I may have against the Company or any Group Company or any of its or their respective current or former directors, officers, employees or shareholders arising out of my employment with the Company or any Group Company or its termination or from events occurring during the period between the date of the Agreement and the Termination Date whether under common law, contract statute or otherwise, whether such claims are, or could be known to the parties to the Agreement or in their express contemplation at the Termination Date including but not limited to all the claims set out in clause 8 of the Agreement (each of which is hereby intimated and waived).

1.4

By this Reaffirmation Letter, I acknowledge and confirm that the warranties undertaken by me under the Agreement remain so and are now restated and confirmed in full save that they are with effect from the Termination Date.

1.5

I confirm and warrant that I have not presented or brought and will not present or bring any complaint, proceedings, action or claim before any Court, the Workplace Relations Commission or any other employment tribunal or judicial body in Ireland or in any other jurisdiction in connection with, relating to or arising out of my employment with the Company, nor will anyone else acting on my behalf.

1.6	I acknowledge that the Company has relied on the warranties in this Reaffirmation Letter when paying the Termination Payment.

1.7

I also confirm that I have taken independent legal advice from Kevin Langford, Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380 (the Adviser) to the terms and effect of the Reaffirmation Letter as at the Termination Date and in particular its effect on my ability to pursue my rights before a Court, the Workplace Relations Commission or any other employment tribunal or judicial body in Ireland or in any other jurisdiction.

Ronald Janish

SIGNED as a deed and	)

delivered by Ronald Janish	)

in the presence of	)

WITNESS

Signature:

Name:

Address:

Occupation: